Exhibit 5.4

May 14, 2020

Primerica, Inc.

1 Primerica Parkway

Duluth, Georgia  30099

Ladies and Gentlemen:

I am Executive Vice President and General Counsel of Primerica, Inc., a Delaware corporation (the “Company”), and I have been asked to render this opinion in connection with the Post-Effective Amendment No. 1 (the “Post-Effective Amendment”) to the Registration Statement on Form S-8 (File No. 333-165834), the Registration Statement on Form S-8 (File No. 333-176508) and the Registration Statement on Form S-8 (File No. 333-220011), which the Company proposes to file with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, with respect to up to 442,102 shares (the “Shares”) of common stock, par value $0.01 per share, of the Company, that may be issued under the Primerica, Inc. 2020 Omnibus Incentive Plan (the “2020 Incentive Plan”), such Shares having originally been authorized for issuance under the Primerica, Inc.’s 2010 Omnibus Incentive Plan, as amended and restated (the “2010 Incentive Plan”), all as further described in the “Explanatory Note” to the Post-Effective Amendment.

I, or attorneys under my supervision, have examined the Post-Effective Amendment and each of the 2010 Incentive Plan, the 2020 Incentive Plan, the Second Amended and Restated Certificate of Incorporation of the Company, and the Second Amended and Restated By-laws of the Company, each of which is an exhibit to the Post-Effective Amendment. I, or attorneys under my supervision, have also examined the originals, or duplicates or certified or conformed copies, of such corporate records, agreements, documents and other instruments and have made such other investigations as I have deemed relevant and necessary in connection with the opinions hereinafter set forth. As to questions of fact material to this opinion, I have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company.

In rendering the opinion set forth below, I have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, I am of the opinion that, upon issuance and delivery in accordance with the 2020 Incentive Plan, the Shares will be validly issued, fully paid and nonassessable.

I do not express any opinion herein concerning any law other than the Delaware General Corporation Law (including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing).

Exhibit 5.4

I hereby consent to the filing of this opinion letter as Exhibit 5.4 to the Post-Effective Amendment.

Very truly yours,

__/s/ Brett A. Rogers____________________

Brett A. Rogers

Executive Vice President and General Counsel